Exhibit 99.2

AMENDMENT TO THE

KAYAK SOFTWARE CORPORATION 2012 EQUITY INCENTIVE PLAN

On June 6, 2013, the Compensation Committee of the Board of Directors of priceline.com Incorporated, as administrator of the KAYAK Software Corporation 2012 Equity Incentive Plan (the “Plan”), amended the Plan effective June 6, 2013 as follows:

1.	Section 4.3 of the Plan is hereby terminated such that no further increases in the number of shares of stock subject to the Plan shall occur pursuant to such Section 4.3; and

2.
The number of shares available for issuance under the Plan is hereby reduced by 96,095 shares (which is the number of shares attributable to the increase effective as of January 1, 2013 pursuant to Section 4.3 of the Plan).

Except as expressly set forth above, all of the terms and provisions of the Plan shall remain in full force and effect and all references to the Plan shall hereinafter be deemed to be references to the Plan as amended by this Amendment.